Exhibit 10.8.1
CARDICA, INC.
AMENDED AND RESTATED NOTE

Redwood City, CA
US$3,000,000	March 30, 2007
     Cardica, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to Century Medical, Inc., a Japanese corporation (“Century”), or its registered assigns (Century or its assigns being the “Registered Holder”), the principal sum of THREE MILLION DOLLARS (US$3,000,000.00) in installments on the principal repayment dates set forth on Schedule I hereto (each a “Principal Repayment Date”), and to pay interest (computed on the basis of the actual number of days elapsed and a year of 365 days) (i) on the unpaid principal balance from the date of this Note until June 17, 2008 at the rate of five percent (5%) per annum, or at the rate of six percent (6%) per annum from June 18, 2008, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, an “Interest Payment Date”) (commencing April 30, 2007) until such unpaid principal balance shall become due and payable (whether at the Principal Repayment Date or by declaration, acceleration or otherwise); and (ii) to the extent permitted by applicable law on each overdue payment of principal or any overdue payment of interest, at a rate per annum equal to twelve percent (12.0%) (computed on the basis of the actual number of days elapsed and a year of 365 days) payable quarterly as aforesaid.
     The interest and principal payments payable with respect to this Note, on any Interest Payment Date, on the Principal Repayment Date or by declaration, acceleration or otherwise, pursuant to the Note Agreement (as defined herein), shall be paid to Century in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such interest and principal payments shall be made to Century in accordance with the provisions of the Note Agreement.
     This Note is issued in replacement for that certain 5% convertible note due June 17, 2008 (the “Original Note”), issued by the Company in an aggregate principal amount of THREE MILLION DOLLARS ($3,000,000.00) pursuant to that certain Subordinated Convertible Note Agreement dated June 16, 2003, as amended by Amendment No. 1 to Subordinated Convertible Note Agreement dated August 6, 2003, and as further amended by that certain Amendment No. 2 to Convertible Subordinated Note Agreement of even date herewith (collectively, the “Note Agreement”). The indebtedness of the Company to Century evidenced by the Original Note is continuing indebtedness and nothing herein shall be deemed to constitute a payment, settlement or novation of the indebtedness evidenced by the Original Note or as a release or to otherwise adversely affect any rights of Century against the Company. All amounts outstanding under the Original Note shall be transferred to, and be deemed to be outstanding under, this Note. The Registered Holder of this Note is entitled to the benefits of the Note Agreement, and may enforce the Note Agreement and exercise the remedies provided for thereby or otherwise available in respect thereof.

          This Note may be transferred or assigned by Century or the Registered Holder as provided in the Note Agreement, provided that the right to receive principal and/or interest payments on this Note may be assigned or transferred only in one of the following methods: (1) by surrender of this Note to the Company and (a) reissuance by the Company of this Note to the new Registered Holder or (b) issuance by the Company of a new note to the new Registered Holder; or (2) by notification to the Company of the transfer and a change by the Company in the Company’s books identifying the new owner of an interest in principal or interest on this Note. The Company shall at all times maintain a book entry system which shall reflect ownership of this Note and interests therein. In the event the first method of transfer is used, the Company shall also change its records to reflect such transfer or reissuance. The method of transfer, as detailed above, will be determined by mutual agreement of the Company and the Registered Holder.
          In the case of an Event of Default (as defined in the Note Agreement), the principal of this Note in certain circumstances may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Agreement, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.
          This Note is issued subject to the provisions of the Note Agreement with respect thereto. Each Registered Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.
          No reference herein to the Note Agreement and no provision of this Note or of the Note Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
          All terms used in this Note which are not defined herein shall have the meanings assigned to them in the Note Agreement.
          This Note has been delivered to Century in Redwood City, California, and the Note and the Note Agreement are governed by and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California, excluding choice-of-law principles.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated as of March 30, 2007

CARDICA, INC.

		By:	/s/ Bernard Hausen

		Its:	CEO

Attest:

By:	/s/ Robert Y. Newell

Its:	CFO

SCHEDULE I
PRINCIPAL REPAYMENT DATES

Amount	Repayment Date

$1,000,000	Within five (5) Business Days of the execution date of Amendment No. 2 to Convertible Subordinated Note Agreement dated March 30, 2007
$2,000,000	June 17, 2010 (the Maturity Date)